Exhibit 10.1

INCREMENTAL WARRANT TERMINATION AGREEMENT

THIS INCREMENTAL WARRANT TERMINATION AGREEMENT, dated as of August [ ], 2026 (this “Agreement”), is by and between Faraday Future Intelligent Electric Inc., a Delaware corporation (the “Company”), and the signatory party hereto (the “Holder”).

RECITALS

WHEREAS, on March 21, 2025, the Company entered into a securities purchase agreement (as amended, “March SPA”) with the investors party thereto (each, a “March Investor” and collectively, the “March Investors”), pursuant to which the Company issued to each March Investor certain incremental warrants (the “March Incremental Warrants”) exercisable to purchase unsecured convertible notes convertible into shares of Class A common stock, par value $0.0001 per share, of the Company (the “Common Stock”), as further described on Schedule A hereto; and

WHEREAS, the Company and the Holder have agreed to irrevocably terminate the Holder’s outstanding March Incremental Warrants as set forth on Schedule A hereto.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Representations and Warranties.

(a) The Company represents and warrants to Holder that:

(i) the Company has full corporate power and authority to execute and deliver this Agreement;

(ii) the execution, delivery and performance of this Agreement by Company has been duly and validly authorized by all necessary corporate action on the part of Company, and no other corporate action on the part of Company, its board of directors or its equity holders is necessary to authorize the execution, delivery and performance by the Company of this Agreement; and

(iii) this Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery by Holder, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b) The Holder represents and warrants to the Company that:

(i) the Holder has full power and authority to execute and deliver this Agreement;

(ii) this Agreement has been duly executed and delivered by the Holder and, assuming the due execution and delivery by Company, constitutes the legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms;

(iii) the Holder is the sole legal and beneficial owner of the March Incremental Warrants purported to be owned by the Holder as listed on Schedule A and the Holder has not transferred, sold or otherwise assigned any of its March Incremental Warrants or any rights thereunder or with respect thereto;

(iv) the Holder acknowledges that the Company has made no representation regarding the potential or actual tax consequences for the Holder which will result from entering into the Agreement and from consummation of the transactions contemplated hereby;

(v) the Holder acknowledges that it bears complete responsibility for obtaining adequate tax advice regarding the Agreement and the transactions contemplated hereby;

(vi) the Holder has been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the transactions contemplated by Agreement which have been requested by the Holder;

(vii) The Holder has been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by the Holder or its representatives shall modify, amend or affect the Holder’s right to rely on the Company’s representations and warranties contained herein; and

(viii) The Holder acknowledges that all of the documents filed by the Company with the Securities and Exchange Commission (the “Commission”) under Sections 13(a), 14(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that have been posted on the Commission’s EDGAR site are available to the Holder, and the Holder has not relied on any statement of the Company not contained in such documents in connection with the Holder’s decision to enter into this Agreement and the transactions contemplated hereby.

2. Termination of March Incremental Warrants. The Company and the Holder hereby agree that upon the execution of this Agreement, the March Incremental Warrants set forth on Schedule A hereto and any and all rights thereunder or with respect to thereto are, in each case, cancelled, terminated and declared null and void and shall be of no further force or effect.

3. Delivery of March Incremental Warrants. The parties acknowledge that no physical delivery to the Company of the March Incremental Warrants shall be required.

4. Miscellaneous.

(a) Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be construed under the laws of the State of Delaware, without regard to principles of conflicts of law or choice of law that would permit or require the application of the laws of another jurisdiction. The Company and the Holder each hereby agrees that all actions or proceedings arising directly or indirectly from or in connection with this Agreement shall be litigated only in the state and federal courts sitting in the City of Wilmington, New Castle County, State of Delaware. The Company and the Holder each consents to the exclusive jurisdiction and venue of the foregoing courts and consents that any process or notice of motion or other application to either of said courts or a judge thereof may be served inside or outside the State of Delaware by generally recognized overnight courier or certified or registered mail, return receipt requested, directed to such party at its or his address set forth below (and service so made shall be deemed “personal service”) or by personal service or in such other manner as may be permissible under the rules of said courts. THE COMPANY AND THE HOLDER EACH HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS AGREEMENT.

(b) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(c) Entire Agreement. This Agreement and the March Incremental Warrants constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

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IN WITNESS WHEREOF, this Incremental Warrant Termination Agreement has been duly executed by the parties set forth below as of the date first above written.

COMPANY:

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

By:
Name:	Yueting Jia
Title:	Global Chief Executive Officer

HOLDER:

[Name of the Holder]

Name:
Title:	Authorized Signatory

[Signature Page to Incremental Warrant Termination Agreement]